Exhibit 10.10

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    [Date] Equity Grant Agreement
GE HealthCare Technologies Inc. 2023 Long-Term Incentive Plan (“Plan”)

GE HealthCare Restricted Stock Unit Grant Agreement (“Grant Agreement”)
For <<Director Name>>

Grant Date	RSUs Granted	Vesting Date
Date	<<Number>>	the earlier of the date of the Company’s next annual stockholder meeting or the one-year anniversary of the Grant Date

1.     Grant.  The Board of Directors of GE HealthCare Technologies Inc. (“Company”) has granted the above number of Restricted Stock Units (“RSUs”) to the individual named in this Grant Agreement (“Grantee”), subject to the terms of this Grant Agreement. Once vested, each RSU entitles the Grantee to receive from the Company (i) one share of Common Stock and (ii) a cash payment in respect of Dividend Equivalents (described below), each in accordance with the terms of this Grant Agreement, the Plan, and any rules, procedures and sub-plans (including country addenda) adopted by the Board of Directors of the Company (“Board”).

2.     Vesting.  In order to vest in the RSUs, the Grantee must not incur a termination of service from the Board (“Termination”) from the Grant Date through the applicable Vesting Date listed above. All unvested RSUs shall be immediately cancelled without payment upon the Grantee’s Termination for any reason before the applicable Vesting Date, except for Termination due to the Grantee’s death or Disability, or a Change in Control. In the event of the Grantee’s death or Disability, or a Change in Control, the RSUs shall vest on the date of death, the determination of the Grantee’s Disability, or the date of a Change in Control.

3.     Dividend Equivalents.  The Company will establish an amount for each RSU equal to the per share quarterly dividend payments made to the Company’s stockholders during the period beginning on the Grant Date and ending on the date that such RSU vests or is cancelled (“Dividend Equivalents”). The Company shall accumulate Dividend Equivalents and, upon vesting of the related RSU, will pay the Grantee a single lump sum cash amount equal to the Dividend Equivalents on the same date that a share of Common Stock is delivered with respect to such RSU, as described in Section 4 of this Grant Agreement. Any accumulated and unpaid Dividend Equivalents attributable to a RSU that is cancelled are immediately forfeited upon cancellation and will not be paid.

4.     Delivery and Tax Withholding.  Within two weeks of the Vesting Date, the Company shall deliver to the Grantee a number of shares of Common Stock equal to the number of vested RSUs and the Dividend Equivalent cash amount with respect to each vested RSU (in each case net of any applicable tax withholding and fees), unless the Grantee has elected to defer settlement of RSUs to a later date in accordance with the terms of the Company’s Non-Employee Director Compensation Plan (“Director Compensation Plan”). As of the Vesting Date any RSUs deferred under the Director Compensation Plan (“Deferred RSUs”) shall be credited to Grantee’s account. The Company shall deliver to the Grantee a number of shares of Common Stock equal to the number of Deferred RSUs and the Dividend Equivalent cash amount with respect to each Deferred RSU (in each case net of any applicable tax withholding and fees) on the date which the Grantee has elected to receive Deferred RSUs after the end of the Grantee’s service on the Board.

Delivery shall be electronic, through the brokerage account established by the Company for the Grantee, or in such other medium as is determined by the Company. The Grantee is ultimately responsible for any and all applicable taxes, regardless of the any withholding or reporting. Notwithstanding the foregoing, the date of issuance or delivery of shares of Common Stock may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national securities exchange and requirements under any law or regulation applicable to the issuance or transfer of such shares of Common Stock to the extent such postponement is permissible under Section 409A of the Code.

5.    Data Security and Privacy.

i.     Data Collection, Processing and Usage. Personal data collected, processed and used by the Company in connection with Awards granted under the Plan includes the Grantee’s name, home address, email address, telephone number, date of birth, social insurance number or other identification number, citizenship, any shares of Common Stock or directorships held in the Company, and details of all Awards granted, cancelled, exercised, vested, or outstanding. In granting Awards under the Plan, the Company will collect the Grantee’s personal data for purposes of allocating shares of Common Stock in settlement of the Awards and implementing, administering and managing the Plan.

ii.    Administrative Service Provider. The Company transfers the Grantee’s personal data to UBS Financial Services, which assists with the implementation, administration and management of the Plan (the “Third-Party Administrator”).  In the future, the Company may select a different Third-Party Administrator and share the Grantee’s personal data with another company that serves in a similar manner. The Third-Party Administrator will open an account for the Grantee to receive and trade shares of Common Stock acquired under the Plan.  The Grantee will be asked to agree on separate terms and data processing practices with the Third-Party Administrator, which is a condition to the Grantee’s ability to participate in the Plan. The privacy policy of the Third-Party Administrator may be reviewed on the UBS Financial Services portal.

6.     Additional Requirements. The Company reserves the right to impose other requirements on the Award, shares of Common Stock acquired pursuant to the Award, and the Grantee’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Award and the Plan. Without limiting the generality of the foregoing, the Company may require the Grantee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

7.     Plan Terms and Definitions.  Except to the extent that the context clearly provides otherwise, all capitalized terms used in this Grant Agreement have the same meaning as given such terms in the Plan. This Grant Agreement is subject to the terms and provisions of the Plan, which are incorporated by reference. In the event of any conflict between the provisions of this Grant Agreement and those of the Plan, the provisions of the Plan shall control.

8.    Interpretation and Construction. This Grant Agreement and the Plan shall be construed and interpreted by the Board, in its sole discretion. Any interpretation or other determination by the Board (including correction of any defect or omission and reconciliation of any inconsistency) shall be binding and conclusive. All determinations regarding enforcement, waiver or modification of the cancellation and rescission and other provisions of this Grant Agreement shall be made in the Board’s sole discretion. Determinations made under this Grant Agreement and the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

9.    Severability. The invalidity or unenforceability of any provision of the Plan or this Grant Agreement will not affect the validity or enforceability of any other provision of the Plan or this Grant Agreement, and each provision of the Plan and this Grant Agreement will be severable and enforceable to the extent permitted by law.

10.    Stockholder Rights. The Grantee shall not have any voting or other stockholder rights unless and until shares of Common Stock are actually delivered to the Grantee.

11. No Service Rights. The grant of the Award described in this Grant Agreement does not give the Grantee any rights in respect of continued service on the Board or otherwise with the Company or any Affiliate.

12.    No Transfer or Assignment. No rights under this Award shall be assignable or transferable by the Grantee, except to the extent expressly permitted by the Plan.

13.    Successors and Assigns. The Company may assign any of its rights under this Grant Agreement. This Grant Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Grant Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors or administrators.

14.    Section 409A. To the extent applicable, this Grant Agreement shall be construed and administered consistently with the intent to comply with or be exempt from the requirements of Section 409A of the Code and any state law of similar effect (i.e., applying the “short-term deferral” rule described in Treas. Reg. § 1.409A-1(b)(4) and/or another exemption). Where the Grant Agreement specifies a window during which a payment may be made, the payment date within such window shall be determined by the Company in its sole discretion.

15.    Entire Agreement.  This Grant Agreement, the Plan, and any rules, procedures and sub-plans (including country addenda) adopted by the Board contain all of the provisions applicable to the RSUs. No other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Grantee.

16.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this or other Awards under the Plan by electronic means. The

Grantee will participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17.    Global Addendum. Notwithstanding any provisions in this document to the contrary, the RSUs will also be subject to the special terms and conditions set forth on Appendix A for Grantees who reside outside of the United States. Moreover, if a Grantee is not a resident of any of the countries listed on Appendix A as of the Grant Date, but relocates to one of the listed countries at any point thereafter, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix A constitutes part of this Grant Agreement.